Exhibit 10.1

PROMISSORY NOTE

1.	DEFINED TERMS. As used in this Promissory Note, the following terms shall have the following meanings:

1.1	Borrower: AR I Borrower, LLC, a Delaware limited liability company, its successors and assigns.

1.2	Lender: Sun Life Assurance Company of Canada, a Canadian corporation, together with other holders from time to time of this Note.

1.3.	Guarantor(s): Robert G. Meyer, Mark Mechlowitz, Jorge Sardinas, Robert Fishel, Harold Katz

1.4	Principal Sum: $31,900,000.00

1.5	Interest Only Monthly Payment: $124,144.17.

1.6	Monthly Payment: $164,870.74

1.7	Date of Disbursement: November 22, 2013

1.8	Interest Rate: 4.67% per annum.

1.9	Default Rate: the Interest Rate plus five percent (5%) per annum.

1.10	Maturity Date: December 1, 2025

1.11	Amortization Period: three (3) years not amortizing with payments of interest only, followed by an amortization period of thirty (30) years.

1.12	Interim Interest Only Payment Date: December 1, 2013.

1.13	Initial Interest Only Payment Date: January 1, 2014.

1.14	First Interest and Principal Payment Date: January 1, 2017

1.15	Monthly Payment Date: January 1, 2014, and the first day of every month thereafter until the Maturity Date.

1.16	Lender's Payment Address:	c/o Sun Life Assurance Company of Canada
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02481
Attention: Mortgage Investments Group

1.17	Permitted Prepayment Period: the period commencing on the Date of Disbursement and ending on the Maturity Date, subject to and in accordance with the provisions of Paragraphs 9 and 10 of this Note.

1.18	Mortgage: a Deed of Trust and Security Agreement of even date with this Note from Borrower to, or for the benefit of, Lender, which secures Borrower's obligations hereunder, and which covers property located at 10320 Grobie Way, Charlotte, Mecklenburg County, North Carolina, known as Ashton Reserve at Northlake, and all modifications or amendments thereto or extensions thereof.

1.19	Loan Documents, Insurance Proceeds, Laws, Taking Proceeds, Secured Debt, Property, and Event of Default: shall have the same meanings as in the Mortgage.

2.	DEBT. For value received, Borrower promises to pay to the order of Lender, the Principal Sum with interest on unpaid principal from the Date of Disbursement at the Interest Rate. Interest shall be calculated on a 360-day year of twelve 30-day months.

3.	PAYMENTS. Commencing on the Initial Interest Only Payment Date and continuing on each Monthly Payment Date until the First Interest and Principal Payment Date, Borrower shall pay the Interest Only Monthly Payment to Lender. Commencing on the First Principal Payment Date and continuing on each Monthly Payment Date until the Maturity Date, Borrower shall pay the Monthly Payment to Lender. If a payment date is a non-business day, the Monthly Payment shall be due on the next business day. On the Interim Interest Only Payment Date, Borrower shall pay the interest then due and accrued from the Date of Disbursement.

On the Maturity Date, Borrower shall pay to Lender the remaining unpaid balance of principal, interest, and any other sums due. Lender shall have no obligation, express or implied, to refinance the "balloon payment" then due.

All payments shall be made in lawful money of the United States of America, in immediately available funds, at Lender's Payment Address, or at such other place as Lender may from time to time designate in writing.

4.	LATE CHARGE AND ADDITIONAL INTEREST. Borrower recognizes that if it does not make the Monthly Payments when due, Lender will incur additional administrative expenses in servicing the loan, will lose the use of the money due and will be frustrated in meeting its other financial and loan commitments. Lender and Borrower acknowledge that different methods could be used to calculate Lender's actual damages if the Monthly Payment is not made when due. To avoid disputes over which method shall apply, Borrower agrees that a late charge equal to four percent (4%) of each Monthly Payment which is not made within fifteen (15) days following the date when due is a reasonable method for calculating said damages. Borrower shall pay such late charge to Lender immediately after the fifteen (15) day grace period for each Monthly Payment which is not made within fifteen (15) days when due. The payment of such late charge shall not affect Lender's other rights and remedies under this Note and the other Loan Documents.

The following shall accrue interest at the Default Rate: ((i) Lender expenditures made pursuant to Loan Document provisions unless Lender has been immediately reimbursed by Borrower upon demand; (ii) all amounts remaining due and unpaid after the Maturity Date; and (iii) all amounts outstanding under the Note after an Event of Default (including the outstanding principal balance and late charges) until the Event of Default is cured. Default Rate interest shall be applicable in addition to the late charge described above.

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5.	APPLICATION OF PAYMENTS. Unless Lender elects otherwise, all sums received by Lender in payment hereunder shall be applied first to late charges, costs of collection or enforcement, all expenditures made by Lender pursuant to the Loan Documents, and any other similar amounts due, if any, under this Note and the other Loan Documents, then to amounts due pursuant to Paragraph 10 of this Note, then to interest due and payable under this Note, and the remainder to principal due and payable under this Note. If an Event of Default has occurred and is continuing, such payments may be applied to sums due under this Note or under the other Loan Documents in any order and combination that Lender may, in its sole discretion, determine.

6.	WAIVERS. Borrower waives presentment for payment, demand, notice of nonpayment, notice of intention to accelerate the maturity of this Note, diligence in collection, commencement of suit against any obligor, notice of protest, and protest of this Note and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, before or after maturity of this Note, with or without notice to Borrower, and agrees that Borrower's liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Lender. Borrower consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Lender with respect to the payment or other provisions of this Note, and to any substitution, exchange or release of the collateral for this Note, or any part thereof, with or without substitution of said collateral, and agrees to the addition or release of any guarantor, all whether primarily or secondarily liable, before or after maturity of this Note, with or without notice to Borrower, and without affecting Borrower's liability under this Note.

7.	NO USURY. Lender and Borrower intend to comply at all times with applicable usury laws. If, at any time, such laws would render usurious any amounts called for under this Note or the other Loan Documents, it is Borrower's and Lender's express intention that Borrower shall never be required to pay interest on this Note at a rate in excess of the maximum lawful rate then allowed. The provisions of this Paragraph 7 shall control over all other provisions of this Note and the other Loan Documents which may be in apparent conflict hereunder. Any excess amount shall be immediately credited on the principal balance of this Note (or, if this Note has been fully paid, refunded by Lender to Borrower), and the provisions hereof shall be immediately reformed, and the amounts thereafter collectible under this Note shall be reduced, without the necessity of the execution of any further documents, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for under this Note. Any such crediting or refund shall not cure or waive any default by Borrower under this Note or the other Loan Documents. Borrower agrees that in determining whether or not any interest payable under this Note or the other Loan Documents exceeds the highest rate not prohibited by law, any non-principal payment (except payments specifically stated in this Note or in the other Loan Documents to be "interest"), including, without limitation, prepayment indemnification and late charges, shall, to the maximum extent not prohibited by law, be an expense, fee, or indemnification amount rather than interest. The term "applicable law" as used in this Note shall mean the laws of the state in which the Property is located or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

8.	INTENTIONALLY OMITTED.

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9.	PREPAYMENT. Borrower shall have no right to prepay, and Lender shall have no obligation to accept tendered payments of, any portion of the unpaid Principal Sum outstanding under this Note prior to the beginning of the Permitted Prepayment Period. Borrower may prepay the entire unpaid Principal Sum (but not any lesser amount) (the "Amount Prepaid"), with accrued interest thereon to the date of prepayment, on any date on which a Monthly Payment is due after the beginning of the Permitted Prepayment Period, upon thirty (30) days' prior written notice to Lender of its intention to prepay, provided that Borrower pays, at the time of prepayment and in addition thereto, the amounts required to be paid pursuant to Paragraph 10 of this Note and all other sums due under this Note and the other Loan Documents. The date fixed for prepayment in such notice shall become the Maturity Date, except that for the purpose of calculating the amounts payable pursuant to Paragraph 10 of this Note, the Maturity Date shall mean the date set forth in Paragraph 1.10 of this Note.

10.	PREPAYMENT INDEMNIFICATION. Borrower shall indemnify Lender against any loss, damage and expense Lender incurs if the unpaid Principal Sum is paid prior to the Maturity Date for any reason except (i) a payment of the entire unpaid Principal Sum, with accrued and unpaid interest, made within ninety (90) days of the Maturity Date or (ii) any application by Lender of Insurance Proceeds or Taking Proceeds to reduction of the Secured Debt pursuant to the other Loan Documents. Lender and Borrower acknowledge that different methods could be used to calculate Lender's actual damages if the unpaid Principal Sum is paid prior to the Maturity Date. To avoid disputes over which method shall apply, Borrower agrees that the following is a reasonable method to calculate damages in such case, and Borrower shall pay to Lender a prepayment premium in an amount equal to the greater of:

(a)	one percent (1%) of the then unpaid Principal Sum; or

(b)	the Discounted Yield Maintenance Prepayment Fee, as hereinafter defined. For purposes of this Paragraph 10, the term "Treasury Security" shall mean the non-callable U.S. Treasury bill, note or bond having a maturity date most closely equivalent to the Maturity Date. If more than one such non-callable bill, note or bond matures in the same month as the Maturity Date, the bill, note or bond with a coupon interest rate closest to the Interest Rate shall be the Treasury Security. For purposes of this Paragraph 10 the term "Treasury Yield" shall mean the per annum yield to maturity of the Treasury Security, as published in the Wall Street Journal on the fifth (5th) business day prior to the date of prepayment.

If the Interest Rate is greater than the Treasury Yield, the difference between the Interest Rate and the Treasury Yield shall be divided by twelve (12) and multiplied by the then unpaid Principal Sum to determine the monthly payment differential. The present value of the series of monthly payment differentials for the number of whole and partial months from the date of prepayment to the Maturity Date shall be calculated using the Treasury Yield as the discount rate, compounded monthly. The resulting sum of all the discounted monthly payment differentials shall be the Discounted Yield Maintenance Prepayment Fee.

If the Interest Rate is equal to or less than the Treasury Yield, the prepayment premium shall be one percent (1%) of the then unpaid Principal Sum.

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11.	ACCELERATION INDEMNIFICATION. If the Maturity Date is accelerated by Lender because of the occurrence of an Event of Default, Lender will sustain damages due to the loss of its investment. Borrower therefore agrees to pay, at the time of acceleration, in addition to all other sums due under this Note and the other Loan Documents, as liquidated damages, an acceleration premium in an amount equal to the greater of:

(a)	three percent (3%) of the then unpaid Principal Sum; or

(b)	the Discounted Yield Maintenance Prepayment Fee, as defined in Paragraph 10 of this Note.

12.	NONRECOURSE DEBT. Borrower shall be liable upon the indebtedness evidenced by this Note, for all sums to accrue or to become payable thereon and for performance of all covenants contained in this Note or in any of the other Loan Documents, to the extent, but only to the extent, of Lender's security for the same, including, without limitation, all properties, rights, estates and interests covered by the Mortgage and the other Loan Documents. No attachment, execution or other writ or process shall be sought, issued or levied upon any assets, properties or funds of Borrower other than the properties, rights, estates and interests described in the Mortgage and the other Loan Documents. In the event of foreclosure of such liens, mortgages or security interests, by private power of sale or otherwise, no judgment for any deficiency upon such indebtedness, sums and amounts shall be sought or obtained by Lender against Borrower. Subject to the foregoing, nothing herein contained shall be construed to prevent Lender from exercising and enforcing any other remedy relating to the Property allowed at law or in equity or by any statute or by the terms of any of the Loan Documents.

Notwithstanding the foregoing, Borrower shall be personally liable to Lender for:

(a)	any damages, losses, liabilities, costs or expenses (including, without limitation, attorneys' fees) incurred by Lender due to any of the following: (i) any security deposits of tenants of the Property (not previously applied to remedy tenant defaults) which have not been paid over to Lender; (ii) any rents prepaid by any tenant of the Property more than one (1) month in advance; (iii) any insurance proceeds or condemnation awards received by Borrower and not applied according to the terms of the Mortgage; provided, however, Borrower will not be personally liable for any failure described in this Section 12(a)(iii) if Borrower is unable to apply insurance proceeds or condemnation awards as required by Lender because of a valid, final, unappealable order issued by a court of competent jurisdiction in a judicial proceeding; (iv) repairs to the Property resulting from a casualty not reimbursed by insurance, to the extent insurance coverage for such repairs was required by the Loan Documents; (v) fraud, material misrepresentation or bad faith on the part of Borrower; (vi) any event or circumstance for which Borrower is obligated to indemnify Lender under the provisions of the Mortgage respecting Hazardous Substances, Contamination or Clean-Up; (vii) waste of the Property by Borrower, except for ordinary wear and tear, casualty and condemnation; (viii) Borrower's failure to pay real estate taxes or other assessments against the Property (but subject to the provisions of Section 4.1(c) of the Mortgage regarding Lender’s failure to pay the same, in which event, Borrower shall have no liability hereunder); or (ix) Borrower's failure to comply with the Americans with Disabilities Act of 1990, as amended, or any other Laws; and

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(b)	all rents, issues and profits from the Property collected by Borrower after an Event of Default has occurred and is continuing or after an event or circumstance has occurred and is continuing which with the passage of time or the giving of notice, or both, would constitute an Event of Default, unless such rents, issues and profits are applied to the normal operating expenses of the Property or to the Secured Debt; provided, however, Borrower will not be personally liable for any failure described in this Section 12(b) if Borrower is unable to apply rents and security deposits as required by Lender because of a valid, final, unappealable order issued by a court of competent jurisdiction in a judicial proceeding;

(c)	default of either landlord or tenant under any Master Lease (as defined elsewhere in the Loan Documents) that may be applicable to the Property; ;

(d)	the cost to repair any Casualty (as defined in the Mortgage) having a repair estimate as determined by the Lender equal to or less Three Hundred Thousand Dollars ($300,000.00); provided, however, the Borrower’s liability for the cost to repair any such Casualty will be released by Lender upon the Borrower’s satisfactory lien-free completion of such repair, as determined by the Lender in the Lender’s sole discretion.

Additionally, notwithstanding other provisions of this paragraph 12, the loan evidenced by this Promissory Note and the other Loan Documents shall become fully recourse debt to Borrower and Guarantor(s) if any of the following occur:

(a)	Borrower secures either junior financing secured by the Property or mezzanine financing secured by interests in Borrower (collectively, “Junior Loan”) without written authorization from Lender; or

(b)	Borrower pays any amount toward a Junior Loan at a time when there is an Event of Default under Lender’s loan, regardless of whether the Junior Loan was authorized or unauthorized by Lender; or

(c)	Borrower files a petition under Chapter 11 of the United States Bankruptcy Code or under any other form of insolvency law, or any petition seeking any liquidation, dissolution, or similar relief under any present or future federal or state bankruptcy, insolvency or debtor relief acts or laws (collectively “Insolvency Petition”); or

(d)	any such Insolvency Petition is filed against Borrower and Borrower cooperates with or acquiesces to such filing, fails to take commercially reasonable efforts to have the same dismissed (provided, however, commercially reasonable efforts shall not require the members of Borrower to make any capital contributions in connection with such efforts) or otherwise resists or opposes the lifting of the automatic stay by the bankruptcy court to permit Lender to foreclose the Mortgage.

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Lender shall not be limited in any way in enforcing the personal liability and obligations of Borrower under the Loan Documents against Borrower, nor shall Lender be limited in any way in enforcing the personal liability and obligations of any guarantor and indemnitor according to the terms of the instruments creating such liabilities and obligations. To that end, Borrower hereby expressly waives any right to require Lender to bring any action against any other person or to require that resort be had to any security and, without limiting the generality of the foregoing, Borrower herewith expressly waives any right Borrower otherwise might have or might have had under the provisions of Section 26-7 of the North Carolina General Statutes, et. seq. and/or other North Carolina laws.

13.	SECURITY. This Note is secured by the other Loan Documents and all amendments, modifications, supplements, substitutions, additions, renewals, replacements and extensions thereof.

14.	COLLECTION. Although the above paragraph 3 requires payment of the Secured Debt by immediately available funds (such as wire transfer), Lender may choose to accept a check, draft, money order or other instrument. However, payment by such instrument shall neither be applied to the Secured Debt nor diminish rights of Lender until actual cash proceeds of the instrument are unconditionally received by Lender and applied to the Secured Debt. Acceptance by Lender of actual cash proceeds of less than the total amount of the Secured Debt shall not constitute acceptance of such partial payment in satisfaction of the total amount of the Secured Debt, including, without limitation, the amounts payable to Lender pursuant to Paragraph 10 of this Note.

After an Event of Default under any of the Loan Documents, Lender may demand that Borrower make all future payments (i) by wire transfer, (ii) to a lock box, or (iii) as otherwise demanded by Lender.

15.	ATTORNEYS' FEES. Upon any Event of Default, Borrower shall pay all costs incurred by Lender in the course of collection of sums due under this Note or in enforcing any of Borrower's other obligations under the Loan Documents, including, without limitation, reasonable attorneys' fees and expenses, at standard hourly rates, without regard to any statutory presumption, whether or not suit is filed by Lender.

16.	ACCELERATION AND OTHER REMEDIES. The rights and remedies of Lender are set forth in the other Loan Documents and include, without limitation, the right to declare the Secured Debt, including the principal balance of this Note and accrued interest, immediately due and payable in case of an Event of Default.

17.	JOINT AND SEVERAL LIABILITY. If there is more than one Borrower and/or Guarantor, the obligations and covenants of each Borrower and/or Guarantor shall be joint and several.

18.	AMENDMENTS. This Note may not be changed or amended orally, but only by an agreement in writing, signed by the party against whom enforcement is sought.

19.	GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the state in which the Property is located.

20.	WAIVER OF JURY TRIAL. To the fullest extent permitted by applicable law, Borrower and Lender hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect of any matter whatsoever arising out of, or in any way connected with, this Note or any of the other Loan Documents, or the relationship of Borrower and Lender hereunder or thereunder.

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21.	CAPTIONS. All paragraph and subparagraph captions are for convenience of reference only and shall not affect the construction of any provision herein.

22.	REGISTRATION. This Note shall be deemed to be in registered form at Lender's sole election. Such election may be made at any time without endorsement of this Note or any other action by Borrower. Borrower shall recognize any such election and, upon request by Lender, shall cooperate with Lender at Lender’s expense to facilitate the consummation of such election.

[The remainder of this page is intentionally blank. Signature pages to follow.]

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[Signature Page of Promissory Note]

IN WITNESS WHEREOF, this Note has been executed and delivered under seal this 22nd  day of  November, 2013.

WITNESS:		BORROWER:

AR I BORROWER, LLC

/s/ Benjamin Field		By:	/s/ Rob Meyer

Name:	Benjamin Field		Name:	Rob Meyer

			Title:	President
/s/ Patricia Mason

Name:	Patricia Mason